Exhibit 10.6

CONX CORP.
5701 S. Santa Fe Dr.
Littleton, CO 80120
EchoStar Corporation
9601 South Meridian Boulevard
Englewood, CO 80112

Innovate Corp.
295 Madison Avenue, 12th Floor
New York, NY 10017
May 29, 2026
To Whom it May Concern:
    Reference is made to (a) that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and by and among CONX Corp., a Nevada corporation (“CONX”), HC2 Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of CONX (“Merger Sub”), HC2 Broadcasting Holdco, LLC, a Delaware limited liability company (“Seller”), and HC2 Broadcasting Holdings Inc., a Delaware corporation (the “Company”), and (b) that certain Loan Agreement, dated as of the date hereof (the “Loan Agreement”), by and between the Company, the Guarantors party thereto and Merger Sub, as lender. Capitalized terms used but not defined in this letter agreement (this “Letter Agreement”) shall have the same meanings ascribed to such terms in the Merger Agreement unless the context otherwise requires.
    For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, CONX, Innovate Corp., a Delaware corporation (“Innovate Parent”), and EchoStar Corporation, a Nevada corporation (“EchoStar”), each mutually agree as follows:
1.In connection with the execution and delivery of the Merger Agreement, Parent and Innovate Parent desire to grant EchoStar the option (the “Option”), for a period beginning on the date hereof and ending on the date that is two years following the date hereof (the “Exercise Deadline”) to acquire up to 80.1% of the equity interests of the Company (“HC2 Equity Interests”) in the aggregate on a fully-diluted basis (the “Equity Cap”) on the terms and subject to the conditions set forth in Exhibit A attached hereto.

2.In the event EchoStar chooses to exercise the Option prior to the Exercise Deadline, EchoStar shall deliver an Exercise Notice (as defined in Exhibit A) on the terms and subject to the conditions set forth in Exhibit A.

3.Upon the delivery of an Exercise Notice prior to the occurrence of the Closing, the parties hereto shall cooperate in good faith to negotiate and enter into, as promptly as reasonably practicable, definitive documentation required to (a) assign some or all of CONX’s rights and obligations under the Merger Agreement and any ancillary agreements thereto, including the right to receive equity interests in the Company in accordance with the Merger Agreement, and the obligation to make the payments required by the Equity Commitment Letters, to EchoStar or one of its subsidiaries, (b) assign Merger Sub’s rights and obligations under the Loan Agreement and any ancillary agreements thereto to EchoStar or one of its subsidiaries and (c) amend the Merger

Agreement to reflect that EchoStar or its subsidiaries will receive an amount of Company Common Stock equal to the Equity Cap at the consummation of the Closing, in each case on the terms and subject to the conditions set forth in Exhibit A (including the potential exercise of the Innovate Option and the 100% Acquisition Election set forth therein). For the avoidance of doubt, upon the delivery of and Exercise Notice prior to the Closing, CONX shall be required to assign, and EchoStar shall be required to accept, all such rights and obligations, and no assignment of rights and obligations under the Loan Agreement shall be valid unless accompanied by a substantially concurrent assignment of rights and obligations under the Merger Agreement.

4.Upon the delivery of an Exercise Notice following the occurrence of the Closing, the parties hereto shall cooperate in good faith to negotiate and enter into, as promptly as reasonably practicable, definitive documentation required to document (a) the sale by CONX or its applicable subsidiaries some or all of the equity interests in the Company then held by CONX or its subsidiaries (the “CONX Equity Interests”) to EchoStar or one of its subsidiaries and (b) if applicable, the sale by Innovate Parent or its applicable subsidiaries a number of equity interests in the Company then held by Innovate Parent or its subsidiaries equal to the Equity Cap minus the CONX Equity Interests, in each case on the terms and subject to the conditions set forth in Exhibit A. (including the potential exercise of the Innovate Option and the 100% Acquisition Election set forth therein).

5.The following sections of the Merger Agreement shall apply to this Letter Agreement, mutatis mutandis, and are incorporated herein by reference with binding effect among the parties in respect of this Letter Agreement as if fully set forth herein: Sections 11.02 (Interpretation); 11.03 (Amendment) 11.04 (Extension; Waiver); 11.05 (Severability); 11.06 (Counterparts); 11.09 (Governing Law); 11.10 (Assignment); 11.11 (Enforcement); and 11.12 (Jurisdiction; Consent to Service of Process).

6.This Letter Agreement contains the entire agreement among CONX, Innovate Parent and EchoStar with respect to the subject matter hereof and supersede all prior and contemporaneous representations, warranties, agreements, negotiations and understandings, oral or written, with respect to such matters.

[Signature Page Follows]

Sincerely,

CONX CORP.

By:	/s/ Kyle Jason Kiser
Name: Kyle Jason Kiser
Title: Chief Executive Officer

ACKNOWLEDGED AND AGREED
AS OF THE DATE FIRST WRITTEN ABOVE:

ECHOSTAR CORPORATION

By:	/s/ Dean Manson
Name: Dean Manson
Title: Director

INNOVATE CORP.

By:	/s/ Michael J. Sena
Name: Michael J. Sena
Title: Chief Financial Officer

[Signature Page to Letter Agreement]

Exhibit A

Exercise and Closing
•Pre-Merger Closing Exercise of the Option: If the Option is exercised prior to the closing of the Merger (the “Merger Closing”), (i) CONX will assign all of its rights and obligations under the Merger Agreement and any ancillary agreements, including the right to receive the merger consideration, to EchoStar or one of its subsidiaries and (ii) the parties will amend the Merger Agreement, or cause the Merger Agreement to be amended, to reflect that EchoStar or its subsidiaries will receive an amount of HC2 Equity Interests equal to or exceeding the Equity Cap at the Merger Closing. In the event an Exercise Notice is given, during the period beginning five Business Days prior to the Merger Closing and ending on the date that is two Business Days prior to the Merger Closing (the “Pre-Closing Innovate Exercise Period”), Innovate shall be permitted to exercise its option to purchase up to 15% of the equity interests of HC2 (the “Innovate Option”), to take effect substantially concurrently with the Merger Closing (and the Merger Consideration shall be adjusted to reflect such additional ownership of HC2 Equity Interests by Innovate). If Innovate does not elect to exercise the Innovate Option within the Pre-Closing Innovate Exercise Period, the Innovate Option will automatically terminate upon the Merger Closing.
•Post-Merger Closing Exercise of the Option: If the Option is exercised following the Merger Closing, EchoStar will purchase (i) all of the HC2 Equity Interests then-owned by CONX or its applicable subsidiaries (the “CONX HC2 Interests”) and (ii) an amount of HC2 Equity Interests from Innovate (or its applicable subsidiary) equal to the Equity Cap minus the CONX HC2 Interests. For a period beginning on the date of the delivery of an Exercise Notice and ending on the date that is seven days following the exercise of the Option (the “Post-Closing Innovate Exercise Period”), Innovate shall be permitted to exercise the Innovate Option. If Innovate does not elect to exercise the Innovate Option during the Post-Closing Innovate Exercise Period, the Innovate Option will automatically terminate as of the end of the Post-Closing Innovate Exercise Period.
•Option Exercises: To exercise the Option, EchoStar will deliver a notice of exercise (an “Exercise Notice”) to each of CONX, Innovate and HC2. For the avoidance of doubt, EchoStar may not deliver more than one Exercise Notice. The Exercise Notice may not be delivered during the 15 Business Day (as defined in the Merger Agreement) period prior to the anticipated date of the Merger Closing. In no event shall the closing of the transactions contemplated by the Merger Agreement be conditioned on or delayed by the exercise of the Option or the consummation of the transaction contemplated thereby.
•Closing of the Option: The closing of the Option (the “Option Closing”) shall take place as promptly as reasonably practicable following the delivery of an Exercise Notice. All agreements pertaining to the Option Closing shall contain customary representations, warranties and covenants for transactions of this type.
•100% Acquisition Election: During the Pre-Closing Innovate Exercise Period or the Post-Closing Innovate Exercise Period, as applicable, Innovate may elect (in its sole discretion), by delivery of written notice to EchoStar, to require EchoStar to acquire all (but not less than all) of the HC2 Equity Interests held by Innovate at the later to occur of the Merger Closing or the Option Closing (the “100% Acquisition Election”). In the event the 100% Acquisition Election is duly made by Innovate, at the Option Closing EchoStar will purchase (i) all of the HC2 Equity Interests then-owned by Innovate or its applicable subsidiaries (the “VATE HC2 Interests”) and (ii) an amount of HC2 Equity Interests from CONX or its applicable subsidiaries equal to the Equity Cap minus the VATE HC2 Interests. In no event shall the 100% Acquisition Election be effective unless EchoStar provides an Exercise Notice.

Consideration
•Consideration: Upon the closing of the Option, EchoStar will pay each of CONX and Innovate (or their respective applicable subsidiaries) their pro rata share of the fair market value of the HC2 Equity Interests on a fully-diluted basis calculated as of the expected date of the Option Closing (the “Fair Market Value”). The calculation of the Fair Market Value will take into account standard valuation methodologies for businesses of this type, including a discounted cash flow methodology and a valuation of comparable companies analysis.
•Determination of Fair Market Value:
oFor a five-day period following the delivery of the Exercise Notice (the “Negotiation Period”), each of EchoStar, CONX and Innovate shall cooperate in good faith using information available to each of EchoStar, CONX and Innovate to determine the Fair Market Value.
•If at the end of the Negotiation Period EchoStar, CONX and Innovate have not reached an agreement as to the calculation of Fair Market Value, each of EchoStar, CONX and Innovate shall within five Business Days engage a nationally-recognized investment banking firm with experience valuing businesses similar to the business of HC2 (the “Valuation Firm”) to calculate Fair Market Value. The Valuation Firm shall be reasonably acceptable to each of EchoStar, CONX and Innovate. If the parties are unable to agree on a Valuation Firm, then EchoStar shall propose a list of three potential Valuation Firms. CONX shall have the right to eliminate one such potential Valuation Firm, and then Innovate shall be entitled to select either of the remaining two potential Valuation Firms to be the Valuation Firm.
•The Valuation Firm shall provide its calculation of Fair Market Value to EchoStar, CONX and Innovate within 15 days of its engagement.
•Notwithstanding anything to the contrary in the Merger Agreement or this Exhibit A, (x) in no event shall the Fair Market Value be less than the aggregate equity value of the HC2 Equity Interests on a fully-diluted basis implied by the Merger Agreement, (y) if Innovate has exercised any portion of the Innovate Option prior to the exercise of the Option, in no event shall the Fair Market Value be less than $300,000,000 and (z) if Innovate exercises the Innovate Option for the first time during the Pre-Closing Innovate Exercise Period or the Post-Closing Innovate Exercise Period, in each case for an aggregate amount that is greater than or equal to $15,000,000, in no event shall the Fair Market Value be less than $300,000,000.
•Subject to the other provisions of this Exhibit A, the calculation of the Fair Market Value pursuant to these procedures shall be binding on each of EchoStar, CONX and Innovate for purposes of determining the Fair Market Value.
•EchoStar shall not be required to consummate the Option Closing if the Fair Market Value as determined by the Valuation Firm is not reasonably acceptable to EchoStar so long as EchoStar delivered the Exercise Notice giving rise to the engagement of the Valuation Firm in good faith; provided, that in the event that EchoStar does not consummate the Option Closing following the engagement of the Valuation Firm, EchoStar shall pay all fees of the Valuation Firm.
•Valuation Firm Costs: Subject to the other provisions of this Exhibit A, in the event the Valuation Firm is engaged to calculate the Fair Market Value, EchoStar, CONX and Innovate shall share the expenses related to such engagement equally.
•Information: HC2 shall provide reasonable diligence information and make members of HC2 management reasonably available to EchoStar, CONX and HC2, their respective representatives and the Valuation Firms in connection with the determination of Fair Market Value.

Notice Right
•In the event that either CONX or Innovate transfer any of their HC2 Equity Interests to any Person, in each case other than pursuant to (i) transactions among Affiliates or (ii) the Merger Agreement, CONX or Innovate, as applicable, shall deliver written notice to EchoStar within five Business Days of the consummation any such transaction and CONX or Innovate, as applicable, shall include provisions in the definitive documentation related to such a transaction such that the applicable HC2 Equity Interests remain subject to the Option.

Expenses
•In the event EchoStar exercises the Option, EchoStar shall reimburse CONX for all documented out-of-pocket expenses incurred by CONX in connection with the Merger Agreement, the Innovate Option, the Option, and the transactions contemplated thereby, including, without limitation, the negotiation of such documents.